Exhibit 99.2

9938982 CANADA INC.

October 27, 2016

Performance Sports Group Ltd.

100 Domain Drive

Exeter, NH 03833
Attention: Bernard McDonell

Re:          Work Fee Letter

Dear Bernard:

Reference is made to our recent and continuing discussions with, and evaluation work with respect to, Performance Sports Group Ltd. (“you” or the “Company”; and together with your U.S. and Canadian subsidiaries, the “Companies”) concerning a possible consensual negotiated transaction and the efforts your special committee of the board of directors and independent financial advisor have made, and will continue to make, to review and evaluate various strategic alternatives regarding the Companies (the “Strategic Alternatives”).

This letter agreement (this “Letter Agreement”) does not constitute a commitment by 9938982 Canada Inc., a Canadian corporation (together with its affiliates, its shareholders and their respective affiliates, “we” or “us”) to participate in any such Strategic Alternatives and we do not hereby represent that any such commitments can be or will be delivered.

Section 1.                                          Work Fee

The Company hereby agrees to pay in cash to us, by wire transfer to the account separately communicated between you and us, a work fee equal to two-million five-hundred thousand U.S. Dollars ($2,500,000) (the “Work Fee”) at or prior to 5 p.m. (New York time) on October 27, 2016 (the “Cut Off Time”), as (i) consideration for our, and our advisors’, time and attention to be invested in connection with further exploring, negotiating, structuring and/or documenting the Strategic Alternatives, including, if any, any future due diligence, analyses, negotiation, preparation and execution of term sheets and final commitments related to any of the Strategic Alternatives involving us, and for the reimbursement of our, and our advisors’, out-of pocket fees and expenses, if any, that may be incurred in connection therewith, and (ii) reimbursement for our, and our advisors’, out-of-pocket fees and expenses incurred prior to the date hereof in connection with such Strategic Alternatives.  If and when any definitive agreement is entered into with respect to any Strategic Alternatives (the “Definitive Agreement”), and any breakup fee protections contemplated thereby are approved by the applicable Canadian and United States courts as required by the Definitive Agreement (the “Breakup Fee”), then the Work Fee will be treated as follows: (A) if any Breakup Fee becomes due and payable in accordance with the Definitive Agreement, then the Work Fee shall be credited dollar-for-dollar to reduce the amount of the Breakup Fee payable by the Company to us; (B) if any Breakup Fee is not due and payable in accordance with the Definitive Agreement, and we consummate the transaction contemplated by the Definitive Agreement, then, contemporaneous with closing of such transaction, we will refund the Work Fee to the Company; or (C) if any Breakup Fee is not due and payable in accordance with the Definitive Agreement, and we do not consummate the transaction contemplated by the Definitive Agreement by reason of our breach of the Definitive Agreement, then the amount of any deposit made by us in connection with the Definitive Agreement shall be reduced dollar-for-dollar by the amount of the Work Fee and that same amount shall be released by the applicable deposit agent to the Company.

Other than as expressly provided for herein, payment of the Work Fee shall be paid, or refunded as the case may be, in immediately available funds and, other than as provided for herein or agreed between you and us in connection with any Definitive Agreement, will not be subject to any withholding for, or be otherwise affected by, any claim or dispute relating to any other matter.

Section 2.                                          Joint and Several Obligations

By accepting delivery of this Letter Agreement, you (i) acknowledge that you are jointly and severally liable for the obligations of the Companies hereunder and (ii) acknowledge that the foregoing agreement is the essence of the transactions contemplated by this Letter Agreement and that absent such agreements, we would decline to enter into this Letter Agreement.

Section 3.                                          Confidentiality

By accepting delivery of this Letter Agreement, the Companies agree that this Letter Agreement is for the Companies’ confidential use only.  If the Letter Agreement is required to be disclosed pursuant to applicable law and in connection with any applicable judicial process, the Companies agree to inform 9938982 Canada Inc. promptly before such disclosure and, to the extent permitted, shall disclose only the portion of the Letter Agreement that is legally required to be disclosed.  None of the Companies shall, except as required by law, use the name of, or refer to 9938982 Canada Inc., any of its shareholders and its and their respective affiliates, in any correspondence, discussions, advertisement or disclosure made in connection with the Strategic Alternatives without the prior written consent of 9938982 Canada Inc., which consent shall not be unreasonably withheld; provided that 9938982 Canada Inc. shall have the opportunity to review in advance any such correspondence, discussions, advertisement or disclosure. Notwithstanding the foregoing, the Companies acknowledge that the execution and delivery of, and terms of, this Letter Agreement, and a copy thereof, may be disclosed in and/or attached to a Schedule 13D/A (and equivalent early warning reports, press releases and applicable filings under applicable Canadian securities law) on behalf of 9938982 Canada Inc. and other reporting persons; provided that the Companies shall have the opportunity to review in advance any such filing.

Section 4.                                          Governing Law; Etc.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  This Letter Agreement sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, representations and understandings, whether written, oral or implied, with respect hereto and may not be contradicted by evidence of any actual or alleged prior, contemporaneous or subsequent understandings, representations or other actions of the parties (whether written, verbal or implied), other than a writing signed by the parties hereto which expressly modifies or supersedes this Letter Agreement.  This Letter Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Letter Agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by telecopier or other electronic transmission (including “.pdf” or “.tiff” format) shall be as effective as delivery of an original executed counterpart of this Letter Agreement.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO OR ANY OF THEIR AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THIS LETTER AGREEMENT.

2

This Letter Agreement is intended, except as expressly set forth herein, to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

This Letter Agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

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[Remainder of Page Intentionally Left Blank;

Signature Pages Follow]

3

If this Letter Agreement represents a basis satisfactory to the Companies for us to continue to explore the Strategic Alternatives, please indicate the Companies’ acceptance of the provisions of this Letter Agreement by signing this Letter Agreement and returning it, together with payment of the Work Fee, at or before the Cut Off Time.

Very truly yours,

9938982 CANADA INC.

By:	s/s Paul Desmarais III

Name:	Paul Desmarais III
Title:	Executive Chairman

SIGNATURE PAGE TO WORK FEE LETTER (PROJECT BISCUIT)

Agreed and accepted to as of

the date first written above:

PERFORMANCE SPORTS GROUP LTD.

By:	s/s Michael J. Wall

Name:	Michael J. Wall
Title:	Executive Vice President, General Counsel & Corporate Secretary

SIGNATURE PAGE TO WORK FEE LETTER (PROJECT BISCUIT)